CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Prospectus and Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of the Cromwell Tran Sustainable Focus Fund, a series of shares of beneficial interest in Total Fund Solution Trust filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania
August 8, 2022